Exhibit 3.1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “HARMONY ENERGY TECHNOLOGIES CORPORATION”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2018, AT 1:10 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 01:10 PM 06/19/2018 FILED 01:10 PM 06/19/2018 SR 20185237842 - File Number 6917345

CERTIFICATE OF INCORPORATION

OF

HARMONY ENERGY TECHNOLOGIES CORPORATION

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “General Corporation Law”), certifies as follows:

1. Name, The name of the corporation is Harmony Energy Technologies Corporation (the “Corporation”),

2. Address: Registered Office and Agent, The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, Delaware; and its registered agent in the State of Delaware at such address is Corporation Service Company,

3. Purposes, The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is ten million (10,000,000), all of which shall be shares of Common Stock with a par value of $0.0001 per share.

5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are:

Douglas Eingurt, Esq, Dentons US LLP 303 Peachtree Street, NE Suite 5300 Atlanta, GA 30308

6. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

7. Indemnification.

7,1 Indemnification of Officers, Employees and Agents, The Corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent permitted by the Certificate of Incorporation, the bylaws or by law.

7.2 Indemnification of Directors. The Corporation shall indemnify directors to the full extent permitted by the Certificate of Incorporation, the bylaws or by law,

8, Adoption, Amendment and/or Repeal of Bylaws. The Corporation’s Board of Directors may from time to time adopt, amend or repeal the bylaws of the Corporation; provided, however, that any bylaws adopted or amended by the Corporation’s Board of Directors may be amended or repealed, and any bylaws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation,

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation as of the 19th day of June, 2018,

/s/ Douglas Eingurt
Douglas Eingurt, Incorporator